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                                                                     EXHIBIT 5.2

                      [APPLEBY SPURLING & KEMPE LETTERHEAD]


                                                                27 December 2002

Nabors Industries Ltd.
Nabors Holdings Ltd.
2nd Fl. International Centre
Warrens
St. Michael, Barbados

Nabors Industries, Inc.
Nabors International Finance Inc.
515 West Greens Road
Suite 120
Houston, Texas 77067

Nabors Holdings 1, ULC
3000, 500-4th Avenue, S.W.
Calgary, Alberta
T2P 2V6 Canada

Dear Sirs

NABORS INDUSTRIES LTD. ("NABORS"); AND
NABORS HOLDINGS LTD. ("NABORS HOLDINGS AND TOGETHER WITH NABORS, THE "BERMUDA REGISTRANTS")

We have acted as legal counsel to the Bermuda Registrants in Bermuda and this opinion is addressed to you in connection with the filing by the Bermuda Registrants, Nabors Industries, Inc. ("Nabors Delaware"), Nabors International Finance Inc. ("Nabors International") and Nabors Holdings 1, ULC ("Nabors Canada") (together, the "REGISTRANTS") with the United States of America Securities and Exchange Commission under the Securities Act of 1933, as amended (the "SECURITIES ACT"), of a Registration Statement on Form S-3 on 27 December 2002 (the "REGISTRATION STATEMENT"), in relation to the issuance and sale from time to time pursuant to Rule 415 of the General Rules and Regulations under the Securities Act of up to an aggregate public offering price of $700.0 million or the equivalent thereof, based on the applicable exchange rate at the time of sale, in one or more foreign currencies, currency units or composite currencies as shall be designated by the issuing Registrant, of certain securities more particularly described in the Second Schedule (collectively, the "REGISTERED Securities"). Those Registered Securities to be issued by the Bermuda Registrants are referred to in this opinion as "REGISTERED BERMUDA SECURITIES".

This opinion is being furnished at the request of the Bermuda Registrants in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.


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Nabors Industries Ltd.                 2                        27 December 2002


For the purposes of this opinion we have examined and relied upon the documents listed, and in some cases defined, in the First Schedule (collectively the "DOCUMENTS").

ASSUMPTIONS

In stating our opinion we have assumed:

(a) the authenticity, accuracy and completeness of all Documents submitted to us, and such other documents examined by us, as originals, and the conformity to authentic original Documents of all Documents submitted to us, and such other documents examined by us, as certified, conformed, notarised, faxed or photostatic copies;

(b) that each of the Documents and other such documentation which was received by electronic means is complete, intact and in conformity with the transmission as sent;

(c)      the genuineness of all signatures on the Documents;

(d) the authority, capacity and power of each of the persons signing the Documents (other than those signing on behalf of the Bermuda Registrants);

(e) that any representation, warranty or statement of fact or law, other than as to the laws of Bermuda, made in any of the Documents is true, accurate and complete;

(f) that there are no provisions of the laws or regulations of any jurisdiction other than Bermuda which would have any implication in relation to this opinion;

(g) that the records which were the subject of the Company Search were complete and accurate at the time of such search and disclosed all information which is material for the purposes of this opinion and such information has not since the date of the Company Search been materially altered;

(h) that the records which were the subject of the Litigation Search were complete and accurate at the time of such search and disclosed all information which is material for the purposes of this opinion and such information has not since the date of the Litigation Search been materially altered;

(i) that the Resolutions are in full force and effect, have not been rescinded, either in whole or in part, and there is no matter affecting the authority of the Directors of the respective Bermuda Registrants to sign the Registration Statement not disclosed by the Constitutional Documents or the Resolutions, which would have any adverse implication in relation to the opinions expressed herein;


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Nabors Industries Ltd.                 3                        27 December 2002


(j) that any Registered Bermuda Securities to be issued pursuant to the terms of the Registration Statement and the Indentures or any agreement contemplated thereby will be duly created, authorised and approved for issue and/or allotment in accordance with Bermuda law and the Constitutional Documents at duly convened and quorate meetings of the Board of Directors (and if necessary, the shareholders) of the respective Bermuda Registrants;

(k) that the Indentures or any agreement contemplated thereby once executed will effect and constitute legal, valid and binding obligations of the parties thereto, enforceable in accordance with their terms under the laws by which such agreements are expressed to be governed and that each of the Bermuda Registrants will have entered into its obligations under such agreements in good faith for the purpose of carrying on its business and with reasonable grounds for believing that the transactions contemplated by such agreements would benefit the Bermuda Registrants;

(l) that the Indentures or any agreements contemplated thereby shall constitute the legal, valid and binding obligations of the parties thereto under the laws of their jurisdiction of incorporation or jurisdiction of formation;

(m) that the Indentures or any agreement contemplated thereby will be validly authorised, executed and delivered by each of the parties thereto, and the performance thereof will be within the capacity and power of each such party and that each such party to which the Bermuda Registrants purportedly deliver the Indentures will actually receive and accept delivery of the Indentures;

(n) that pursuant to the terms of the Indentures or any agreement contemplated thereby, the Bermuda Registrants will receive money or monies worth at least equal to the value of the Registered Bermuda Securities being issued and no Registered Bermuda Shares will be issued for less than the par value thereof;

(o) that the Bermuda Registrants will have, at the relevant time of issue, sufficient authorised but unissued share capital of the relevant class in order to duly effect the issue of any relevant Registered Bermuda Shares; and

(p) that, to the extent applicable to any issue of Registered Bermuda Securities, the Company will comply with the prospectus requirements of
         Part III of the Companies Act 1981 of Bermuda (the "Act") in relation to that issue of Registered Bermuda Securities.

OPINION

Based upon and subject to the foregoing and subject to the reservations set out below and to any matters not disclosed to us, we are of the opinion that:


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Nabors Industries Ltd.                 4                        27 December 2002


(1) Each of the Bermuda Registrants is an exempted Bermuda company incorporated with limited liability and existing under the laws of Bermuda. Each of the Bermuda Registrants possesses the capacity to sue and be sued in its own name and is in good standing under the laws of Bermuda.

(2) Each of the Bermuda Registrants has all requisite corporate power and authority to execute and deliver the Registration Statement and to take all action as contemplated thereby.

(3) Each of the Bermuda Registrants has taken all necessary corporate action to authorise the execution and delivery of the Registration Statement and the registration of the Registered Bermuda Securities pursuant to the Registration Statement.

(4) The issuance of any Registered Bermuda Securities, excluding the Registered Bermuda Shares, when created and paid for as contemplated by the terms of the Registration Statement will constitute duly authorised, legally issued, valid and binding obligations of the Bermuda Registrants, and any Registered Bermuda Shares, when created, issued and paid for as contemplated by the terms of the Registration Statement will be duly authorised, legally issued, fully paid and non-assessable.

(5) The issue by the Bermuda Registrants of the Registered Bermuda Securities will not violate:

         (a) any provision of any applicable law of Bermuda, nor, as far as can be ascertained from public record, any regulation or order of any governmental, judicial or public body or authority of or in Bermuda;

         (b)      the Memorandum of Association or Bye-laws of the Bermuda
                  Registrants.

(6) Other than obtaining the consent of the Bermuda Monetary Authority to the issue and transfer of the Registered Bermuda Securities by the Bermuda Registrants, which consent has been obtained and the filing of a prospectus as required by Part III of the Act, there is no registration or filing with, or consent, license, approval, declaration, permission, authorisation, exemption or similar instrument of, or the taking of any other action by any person in Bermuda which is required in connection with the issuance of the Registered Bermuda Securities by the Bermuda Registrants.

(7)      Based solely upon the Company Search and the Litigation Search:

         (i) no litigation, arbitration or administrative or other proceeding of or before any arbitrator or governmental authority of Bermuda is pending

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Nabors Industries Ltd.                 5                        27 December 2002


                  against or affecting the Bermuda Registrants or against or affecting any of their respective properties, rights, revenues or assets; and

         (ii) no notice to the Registrar of Companies of the passing of a resolution of members or creditors to wind up or the appointment of a liquidator or receiver has been given. No petition to wind up either of the Bermuda Registrants or application to reorganise their respective affairs pursuant to a Scheme of Arrangement or application for the appointment of a receiver has been filed with the Supreme Court.

(8) Each of the Bermuda Registrants has received an assurance from the Ministry of Finance granting an exemption, until 28 March 2016, from the imposition of tax under any applicable Bermuda law computed on profits or income or computed on any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax, provided that such exemption shall not prevent the application of any such tax or duty to such persons as are ordinarily resident in Bermuda and shall not prevent the application of any tax payable in accordance with the provisions of the Land Tax Act 1967 or otherwise payable in relation to land in Bermuda leased to the Bermuda Registrants. There are, subject as otherwise provided in this opinion, no Bermuda taxes, stamp or documentary taxes, duties or similar charges now due, or which could in the future become due, in connection with the filing of the Registration Statement and the Bermuda Registrants are not required by any Bermuda law or regulation to make any deductions or withholdings in Bermuda from any payment it may make thereunder.

RESERVATIONS

We have the following reservations:

(a) The term "enforceable" as used in this opinion means that there is a way of ensuring that each party performs an agreement or that there are remedies available for breach.

(b) We express no opinion as to the availability of equitable remedies such as specific performance or injunctive relief, or as to any matters, which are within the discretion of the courts of Bermuda in respect of any obligations of the Bermuda Registrants as contemplated by the Registration Statement. In particular, we express no opinion as to the enforceability of any present or future waiver of any provision of law (whether substantive or procedural) or of any right or remedy which might otherwise be available presently or in the future under the Indentures.

(c) Enforcement of the obligations of the Bermuda Registrants as contemplated by the Registration Statement may be limited or affected by applicable laws from time to time in effect relating to bankruptcy, insolvency or liquidation or any



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Nabors Industries Ltd.                 6                        27 December 2002


         other laws or other legal procedures affecting generally the enforcement of creditors' rights.

(d) Enforcement of the obligations of the Bermuda Registrants may be the subject of a statutory limitation of the time within which such proceedings may be brought.

(e) We express no opinion as to any law other than Bermuda law and none of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction except Bermuda. This opinion is limited to Bermuda law as applied by the Courts of Bermuda at the date hereof.

(f) Where an obligation is to be performed in a jurisdiction other than Bermuda, the courts of Bermuda may refuse to enforce it to the extent that such performance would be illegal under the laws of, or contrary to public policy of, such other jurisdiction.

(g) Where a person is vested with a discretion or may determine a matter in his or its opinion, such discretion may have to be exercised reasonably or such an opinion may have to be based on reasonable grounds.

(h) Searches of the Register of Companies at the office of the Registrar of Companies and of the Supreme Court Causes Book at the Registry of the Supreme Court are not conclusive and it should be noted that the Register of Companies and the Supreme Court Causes Book do not reveal:

         (i) whether an application to the Supreme Court for a winding up petition or for the appointment of a receiver or manager has been prepared but not yet been presented or has been presented but does not appear in the Causes Book at the date and time the Search is concluded;

         (ii) whether any arbitration or administrative proceedings are pending or whether any proceedings are threatened, or whether any arbitrator has been appointed;

         (iii) details of matters which have been lodged for filing or registration which as a matter of general practice of the Registrar of Companies would have or should have been disclosed on the public file but have not actually been registered or to the extent that they have been registered have not been disclosed or do not appear in the public records at the date and time the search is concluded;

         (iv) details of matters which should have been lodged for registration but have not been lodged for registration at the date the search is concluded; or


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Nabors Industries Ltd.                 7                        27 December 2002


         (v) whether a receiver or manager has been appointed privately pursuant to the provisions of a debenture or other security, unless notice of the fact has been entered in the Register of Charges in accordance with the provisions of the Companies Act 1981.

         Furthermore, in the absence of a statutorily defined system for the registration of charges created by companies incorporated outside Bermuda ("overseas companies") over their assets located in Bermuda, it is not possible to determine definitively from searches of the Register of Charges maintained by the Registrar of Companies in respect of such overseas companies what charges have been registered over any of their assets located in Bermuda or whether any one charge has priority over any other charge over such assets.

(i) In order to issue this opinion we have carried out the Company Search as referred to in the First Schedule to this opinion and have not enquired as to whether there has been any change since the date and time such search was completed.

(j) In order to issue this opinion we have carried out the Litigation Search as referred to in the First Schedule to this opinion and have not enquired as to whether there has been any change since the date and time such search was completed.

(k) In paragraph (1) above, the term "good standing" means that the Bermuda Registrants has received a Certificate of Compliance from the Registrar of Companies.

(l) Any reference to this opinion to being "non-assessable" shall mean with respect to fully-paid shares of the Bermuda Registrants and subject to any contrary provision in any agreement in writing between the Bermuda Registrants and the holder of shares, that no shareholder shall be obliged to contribute further amounts to the capital of the Bermuda Registrants, either in order to complete payment for their shares, to satisfy claims of creditors of the Bermuda Registrants, or otherwise; and no shareholder shall be bound by an alteration of the Memorandum of Association or Bye-laws of the Bermuda Registrants after the date on which he became a shareholder, if and so far as the alteration requires him to take, or subscribe for additional shares, or in any way increase his liability to contribute to the share capital of, or otherwise to pay money to the Bermuda Registrants.


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Nabors Industries Ltd.                 8                        27 December 2002


DISCLOSURE

This opinion is addressed to you solely for your benefit and, subject to the following paragraph, is neither to be transmitted to any other person, nor relied upon by any other person or for any other purpose nor quoted or referred to in any public document nor filed with any governmental agency or person, without our prior written consent.

We consent to the filing of this opinion with the U.S. Securities and Exchange Commission (the "Commission") as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption "Legal Matters" in the prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

This opinion speaks as of its date and is strictly limited to the matters stated herein and we assume no obligation to review or update this opinion if applicable law or the existing facts or circumstances should change.

Yours faithfully
/S/ APPLEBY SPURLING & KEMPE


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                                 FIRST SCHEDULE


1. The entries and filings shown in respect of the Bermuda Registrants on the file of the Bermuda Registrants maintained in the Register of Companies at office of the Registrar of Companies in Hamilton, Bermuda, as revealed by a search completed on 13 December 2002 (the "COMPANY SEARCH").

2. The entries and filings shown in respect of the Bermuda Registrants in the Supreme Court Causes Book maintained at the Registry of the Supreme Court in Hamilton, Bermuda, as revealed by a search completed on 13 December 2002 in respect of the Bermuda Registrants (the "LITIGATION SEARCH").

         (The Company Search and the Litigation Search are together referred to as the "SEARCHES").

3. A copy of the final Registration Statement on Form S-3, pursuant to which the Bermuda Registrants will register up to an aggregate public offering price of $700.0 million or the equivalent thereof, based on the applicable exchange rate at the time of sale, in one or more foreign currencies, currency units or composite currencies as shall be designated by the issuing Registrant, of certain securities more particularly described in the Second Schedule hereto (the "REGISTRATION STATEMENT").

4. A copy of form of each the Senior and Subordinated Indentures for each of the Registrants in relation to the issue and sale of the Registered Securities (the "INDENTURES").

5. Certified copies of the Certificate of Incorporation, Memorandum of Association and Bye-laws for each of the Bermuda Registrants (collectively referred to as the "CONSTITUTIONAL DOCUMENTS").

6. Certified copies of unanimous written resolutions of the Board of Directors of each of the Bermuda Registrants effective 5 November 2002 (the "RESOLUTIONS").

7. A certified copy of the "FOREIGN EXCHANGE LETTER", dated 11 December 2001 and a LETTER OF PERMISSION dated 2 December 2002, issued by the Bermuda Monetary Authority, Hamilton Bermuda in relation to each of the Bermuda Registrants.

8. A certified copy of the "TAX ASSURANCE", dated 7 January 2002, issued by the Registrar of Companies for the Minister of Finance in relation to each of the Bermuda Registrants.

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9.       A CERTIFICATE OF COMPLIANCE, dated 13 December 2002 issued by the
         Ministry of Finance in respect of each of the Bermuda Registrants.


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                                 SECOND SCHEDULE

                          LIST OF REGISTERED SECURITIES

(i) Preferred shares, par value $.001 per share, of Nabors (the "PREFERRED SHARES"), in one or more series;

(ii) Depositary shares representing shares of Preferred Shares (the "DEPOSITARY SHARES"), evidenced by depositary receipts, which may be issued pursuant to one or more deposit agreements proposed to be entered into between Nabors and one or more depositaries to be named ("Depositaries");

(iii) Common shares, par value $.001 per share, of Nabors (the "COMMON SHARES", and together with the Preferred Shares the "REGISTERED BERMUDA SHARES");

(iv) Nabors' share purchase contracts obligating holders to purchase Common Shares or Preferred Shares or Depositary Shares at a future date or dates (the "SHARE PURCHASE CONTRACTS"), which may be issued pursuant to one or more purchase contract agreements;

(v) Nabors' share purchase units (the "SHARE PURCHASE UNITS"), consisting of Share Purchase Contracts and either Preferred Shares, Depositary Shares or debt obligations of third parties, including U.S. Treasury securities and Transaction Debt Securities (as defined below), securing the holder's obligation to purchase the Common Shares, Preferred Shares or Depositary Shares under the Share Purchase Contracts, which may be issued pursuant to one or more purchase unit agreements;

(vi) Warrants to purchase Common Shares, Preferred Shares, Depositary Shares, Transaction Debt Securities or securities of other third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing (collectively, the "WARRANTS"), which may be issued pursuant to one or more warrant agreements proposed to be entered into with one or more warrant agents to be named;

(vii) Unsecured senior and subordinated debt securities of Nabors, which may be in one or more series (the "NABORS DEBT SECURITIES"), which may be issued under one or more indentures relating to either senior debt securities or subordinated debt securities, proposed to be entered into between Nabors, Nabors Delaware and Bank One, N.A. (the "TRUSTEE");


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(viii)   Unsecured senior and subordinated debt securities of Nabors Delaware, which may be in one or more series (the "NABORS DELAWARE DEBT SECURITIES"), which may be issued under one or more Indentures, proposed to be entered into between Nabors Delaware, Nabors and the Trustee;

(ix) Unsecured senior and subordinated debt securities of Nabors International, which may be in one or more series (the "NABORS INTERNATIONAL DEBT SECURITIES"), which may be issued under one or more Indentures, proposed to be entered into between Nabors International, Nabors, Nabors Delaware and the Trustee;

(x) Unsecured senior and subordinated debt securities of Nabors Holdings, which may be in one or more series (the "NABORS HOLDINGS DEBT SECURITIES", and together with the Nabors Debt Securities the "BERMUDA DEBT SECURITIES"), which may be issued under one or more Indentures, proposed to be entered into between Nabors Holdings, Nabors, Nabors Delaware and the Trustee;

(xi) Unsecured senior and subordinated debt securities of Nabors Canada, which may be in one or more series (the "NABORS CANADA DEBT SECURITIES" and, collectively with the Nabors Debt Securities, the Nabors Delaware Debt Securities, the Nabors International Debt Securities and the Nabors Holdings Debt Securities, the "TRANSACTION DEBT SECURITIES"), which may be issued under one or more Indentures, proposed to be entered into between Nabors Canada, Nabors, Nabors Delaware and the Trustee;

(xii) Nabors' guarantees with respect to the Nabors Delaware Debt Securities, the Nabors International Debt Securities, the Nabors Holdings Debt Securities and the Nabors Canada Debt Securities (the "NABORS GUARANTEES");

(xiii) Nabors International's guarantees with respect to the Nabors Debt Securities, the Nabors Delaware Debt Securities, the Nabors Holdings Debt Securities and Nabors Canada Debt Securities (the "NABORS INTERNATIONAL GUARANTEES");

(xiv) Nabors Delaware's guarantees with respect to the Nabors Debt Securities, the Nabors International Debt Securities, the Nabors Holdings Debt Securities and Nabors Canada Debt Securities (the "NABORS DELAWARE GUARANTEES" and, together with the Nabors Guarantees and the Nabors International Guarantees, the "GUARANTEES"); and

(xv) Such indeterminate amount of Transaction Debt Securities, as may be issued upon conversion or exercise and any Warrants (the "INDETERMINABLE DEBT SECURITIES"), such indeterminable amount number of shares of Preferred Shares or Common Shares, as may be, issued upon conversion or exercise and any Warrants, Preferred Shares, Depositary Shares, Share Purchase Contracts or Share Purchase Units (the "INDETERMINABLE STOCK").